Press Release

Contact
Paresh Maniar
Executive Director, Investor Relations
(408) 470-5348

MAXIM REPORTS $394.5 MILLION REVENUE FOR THE FOURTH
QUARTER OF FISCAL 2009

  Revenue: $394.5 million
  GAAP earnings per share: $0.03 (after $0.08 special expense items)
  Cash flow from operations: $110.4 million
  Inventory: $217.8 million, a decline of $22.1 million
  Dividend per share: $0.20
  First quarter revenue outlook: $415 - $445 million

SUNNYVALE, CA - August 6, 2009 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) reported net revenue of $394.5 million for its fiscal 2009 fourth quarter ended June 27, 2009, a 16% increase over the $339.7 million revenue recorded in the previous quarter.

Based on Generally Accepted Accounting Principles (GAAP), diluted earnings per share was $0.03. The results include special expense items which primarily consist of the following pre-tax and tax related expenses:

  $18.9 million pre-tax for accelerated depreciation related to the closure of the Dallas wafer fabrication facility. This includes $6.5 million above the forecasted $12.4 million due to lower estimated salvage value of the Dallas equipment.

  $15.5 million tax provision impact due to international restructuring.

Special expense items reduced earnings per share by $0.08.

Balance Sheet Items

Total cash, cash equivalents and short term investments was $913.4 million as of June 27, 2009, an increase of $15.1 million during the fourth quarter. Cash flow from operations of $110.4 million was offset primarily by:

  $61.1 million for cash dividends
  $31.9 million in payments for property and equipment

Business Outlook

Maxim's fiscal fourth quarter bookings increased by 22% compared to the third quarter of fiscal 2009 and the Company's 90 day backlog increased by 18% to $278 million. Results for the September quarter are expected to be:

  Revenue: $415 million - $445 million
  Gross Margin: 53% - 56%
  Operating expenses: $170 - $172 million.

Tunc Doluca, President and Chief Executive Officer, commented, "We are pleased with the Company's execution during the economic downturn. Due to market share gains, our revenue performance versus the same quarter last year is better than our peers. We remain convinced that our balanced business model of serving all four major markets, and our continued strategy of driving innovation and integration uniquely position us for profitable growth in the analog and mixed signal market."

"The last several quarters have been a difficult period for our industry. We experienced a very rapid decline in our business brought on by the economic crisis. During this period of uncertainty, Maxim employees made significant sacrifices and we thank them for their dedication."

Dividend

A cash dividend for the fourth quarter of fiscal 2009 of $0.20 per share will be paid on September 4, 2009, to stockholders of record on August 21, 2009.

Conference Call

Maxim has scheduled a conference call on August 6, 2009, at 2:00 p.m. Pacific Time to discuss its financial results for the fourth quarter of fiscal year 2009 and its business outlook. To listen via telephone, dial (866) 802-4321 (toll free) or (703) 639-1318. This call will be webcast by Shareholder.com and can be accessed at Maxim's website at www.maxim-ic.com/Investor.

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CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009	2008
	(in thousands, except per share data)
Net revenues	$ 394,471	$ 339,665	$ 501,267
Cost of goods sold (1)	203,934	171,960	197,234
Gross profit	190,537	167,705	304,033
Operating expenses:
Research and development (1)	117,456	120,974	143,802
Selling, general and administrative (1)	50,643	48,760	40,907
Severance and restructuring	(535)	10,956	4,059
Other operating expenses, net	1,386	3,969	20,387
Total operating expenses	168,950	184,659	209,155
Operating income (loss)	21,587	(16,954)	94,878
Interest income and other (expense) income, net	983	(228)	5,832
Income (loss) before provision for income taxes	22,570	(17,182)	100,710
Provision for income taxes	14,472	9,244	34,664
Net income (loss)	$ 8,098	$ (26,426)	$ 66,046

Earnings (loss) per share:
Basic	$ 0.03	$ (0.09)	$ 0.21
Diluted	$ 0.03	$ (0.09)	$ 0.20

Shares used in the calculation of earnings (loss) per share:
Basic	305,347	304,415	320,553
Diluted	308,442	304,415	323,843

Dividends declared per share	$ 0.200	$ 0.200	$ 0.188

(1) Includes stock-based compensation charges as follows:
	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009	2008
	(in thousands)
Cost of goods sold	$ 6,772	$ 7,574	$ 8,125
Research and development	22,783	25,194	24,138
Selling, general and administrative	5,442	6,845	7,399
Total	$ 34,997	$ 39,613	$ 39,662

SCHEDULE OF SPECIAL EXPENSE ITEMS
	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009	2008
	(in thousands)
Cost of goods sold:
Accelerated depreciation (2)	$ 18,932	$ 12,372	$ 11,329

Operating expenses:
Severance and restructuring (3)	(535)	10,956	4,059
Other operating expenses, net (4)	1,386	3,969	20,387
Total	$ 851	$ 14,925	$ 24,446

Provision for income taxes (5)	$ 15,500	$ 9,200	$ -

(2) Accelerated depreciation primarily related to long-lived assets resulting from the anticipated closure of the Dallas fab facility.
(3) Severance and benefit expenses primarily related to Business Unit; Selling, General & Administrative; and Manufacturing organizations.
(4) Expenses, net, primarily for stock option related litigation and certain payroll taxes, interest and penalties.
(5) Tax provision impact due to international restructuring. Without this impact, the tax provision for the fourth quarter of fiscal year 2009 would have been negative due to favorable adjustments of tax accruals in the quarter.

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CONSOLIDATED BALANCE SHEETS

	June 27,	June 28,
	2009	2008
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 709,348	$ 1,013,119
Short-term investments	204,055	205,079
Total cash, cash equivalents and short-term investments	913,403	1,218,198

Accounts receivable, net	207,807	272,029
Inventories	217,847	272,421
Income tax refund receivable	13,072	14,411
Deferred tax assets	211,879	253,490
Other current assets	20,943	16,012
Total current assets	1,584,951	2,046,561
Property, plant and equipment, net	1,366,052	1,485,200
Other assets	130,772	176,629
TOTAL ASSETS	$ 3,081,775	$ 3,708,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 70,087	$ 79,673
Income taxes payable	2,140	825
Accrued salary and related expenses	141,334	249,079
Accrued expenses	38,455	68,131
Deferred income on shipments to distributors	16,760	21,447
Total current liabilities	268,776	419,155
Other liabilities	26,398	30,791
Income taxes payable	124,863	110,633
Deferred tax liabilities	67,273	-
Total liabilities	487,310	560,579

Stockholders' equity:
Common stock	21,511	251,799
Retained earnings	2,580,610	2,901,139
Accumulated other comprehensive loss	(7,656)	(5,127)
Total stockholders' equity	2,594,465	3,147,811
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 3,081,775	$ 3,708,390

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CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$ 8,098	$ (26,426)	$ 66,047
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	34,997	39,613	39,662
Depreciation and amortization	56,513	51,236	50,731
Deferred taxes	(7,277)	41,055	(20,973)
Tax benefit related to stock-based compensation	(12,493)	(55,260)	(90)
Other	194	405	170
Changes in assets and liabilities:
Accounts receivable	(11,463)	17,815	(2,737)
Inventories	21,624	13,291	(5,552)
Other current assets	28,728	35,224	931
Accounts payable	2,042	(7,906)	1,293
Income taxes payable	11,872	1,192	5,511
Deferred income on shipments to distributors	(1,250)	(2,587)	1,656
Accrued liabilities - goodwill and tender offer payments above fair value	(2,346)	(1,294)	(11,291)
All other accrued liabilities	(18,888)	(393)	(2,796)
Net cash provided by operating activities	110,351	105,965	122,562

Cash flows from investing activities:
Payments for property, plant and equipment	(31,897)	(35,997)	(36,247)
Acquisition	-	(30,700)	-
Purchases of available-for-sale securities	(1,392)	(1,392)	(204,335)
Proceeds from sales/maturities of available-for-sale securities	1,313	2,438	-
Other	-	2,119	14,354
Net cash used in investing activities	(31,976)	(63,532)	(226,228)

Cash flows from financing activities:
Dividends paid	(61,126)	(60,961)	(60,104)
Repayment of notes payable	-	(1,154)	-
Issuance of common stock	(637)	(4,777)	-
Equity settlements and payouts	-	(985)	(12,231)
Other	(89)	69	69
Net cash used in financing activities	(61,852)	(67,808)	(72,266)

Net increase (decrease) in cash and cash equivalents	16,523	(25,375)	(175,932)
Cash and cash equivalents:
Beginning of period	692,825	718,200	1,189,051
End of period	$ 709,348	$ 692,825	$ 1,013,119

Total cash, cash equivalents, and short-term investments	$ 913,403	$ 898,299	$ 1,218,198

"Safe Harbor" Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the Company's financial projections for its first quarter of fiscal 2010 ending in September 2009, which includes revenue, gross margin, operating expense and tax provision projections, as well as the Company's belief that its balanced business model of serving all four major markets and its continued strategy of driving innovation and integration uniquely position it for profitable growth in the analog and mixed signal market. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other things, general market and economic conditions and market developments that could adversely affect the growth of the mixed-signal analog market, product mix shifts, customer cancellations and price competition, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Maxim
Maxim Integrated Products is a publicly traded company that designs, manufactures, and sells high-performance semiconductor products. The Company was founded over 25 years ago with the mission to deliver innovative analog and mixed-signal engineering solutions that add value to its customers' products. To date, it has developed over 6000 products serving the industrial, communications, consumer, and computing markets.

Maxim reported revenue in excess of $1.6 billion for fiscal 2009. A Fortune 1000 company, Maxim is included in the Nasdaq 100, the Russell 1000, and the MSCI USA indices. For more information, go to www.maxim-ic.com.

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